Exhibit 99.1

CAMAC Energy Appoints William E. Dozier Interim CEO as Frank C. Ingriselli Announces His Retirement

Abiola Lawal Appointed Executive VP and CFO

HARTSDALE, N.Y.--(BUSINESS WIRE)--CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development, production and distribution of oil and gas, today announced at the Company’s annual stockholder meeting that Frank C. Ingriselli will retire from his position as Chief Executive Officer, President and member of the Board of Directors, effective August 1, 2010. The Company also announced that Board member William E. Dozier has been appointed Interim Chief Executive Officer and Abiola Lawal has been promoted to Executive Vice President and Chief Financial Officer after serving as Interim Chief Financial Officer since May 17, 2010. Mr. Ingriselli will stay on as a consultant to provide transitional support through September 30, 2010.

Since founding the Company in 2005, Mr. Ingriselli has led the Company from its initial focus on energy projects in China to a successful expansion in 2010 to West Africa with the acquisition of an interest in a production sharing contract with respect to the Oyo Oilfield located offshore Nigeria.

"Under Frank’s leadership, CAMAC Energy has transitioned from an oil and gas development stage business to a multi-faceted exploration, development, production and distribution company positioned to pursue additional opportunities and continued expansion," said Mr. Dozier. "We thank Frank for his dedicated service to the Company and his tireless effort in executing our business strategy. We will immediately engage an executive search firm to find the best candidates for the position of CEO."

Mr. Ingriselli, CAMAC Energy’s outgoing Chief Executive Officer, stated, “CAMAC Energy is a dynamic, independent energy company with a solid base of assets coupled with significant growth opportunities that will benefit greatly under the guidance of an unparalleled leadership team and Board. I leave the Company I founded knowing that it is in good hands with Bill as Interim CEO.I am pleased Bill has accepted the interim position while the Board conducts a search for a permanent replacement. I will continue to assist the Company in my role as a consultant to be sure there is a seamless transition to a new CEO. I look forward to the future success of the Company.”

William E. Dozier is a 35-year veteran of the oil and gas industry and has served on the Board of Directors since May 2009 and currently serves as the Chairman of the Company’s Technical/Operating Committee. Mr. Dozier is an independent consultant and the President of Extex Consulting, Inc. He also currently serves on the Board of Directors of Evolution Petroleum Corporation, a Houston-based public company active in the exploitation, development, and production of crude oil and natural gas resources. Mr. Dozier will oversee the execution of the current Company strategy while the Board of Directors engages an executive search firm to identify candidates for the CEO position.

Chairman Kase Lawal commented, “We are fortunate to have a deep and talented executive team comprised of experienced professionals and are pleased that Bill has accepted the position of Interim Chief Executive Officer and Abiola has accepted the full-time position of Executive Vice President and Chief Financial Officer. Their in-depth knowledge of our company and our current ventures made them both the logical choices to continue leading this Company forward.”

Mr. Abiola Lawal joined the Company in May 2010 and has served as Interim Chief Financial Officer since such time. Mr. Lawal is a seasoned business strategist, with expertise in risk management, mergers and acquisitions, and group budgeting and planning at both private and public companies such as SAP, Ernst & Young, Cap Gemini, Oando Plc. and Walt Disney. As Executive Vice President and Chief Financial Officer, he will continue to oversee the Company's capital strategy, investor relations, financial reporting and SEC compliance efforts.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development, production and distribution of oil and gas. The Company focuses on early cash flow and high-return global energy projects and currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in the Oyo Oilfield, an offshore oil asset in deepwater Nigeria that started production in December 2009, a 100% interest in the Zijinshan gas asset located in the Shanxi Province, China, and the Enhanced Oil Recovery and Production business in Northern China. The Company was founded in 2005 and was formerly known as Pacific Asia Petroleum, Inc. CAMAC Energy Inc. has offices in Hartsdale, New York; Houston, Texas; Beijing, China and Lagos, Nigeria.

Cautionary Statement Relevant To Forward-Looking Information

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. (the “Company”) and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including those discussed in the Company's periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

CAMAC Energy Inc.
Bonnie Tang, 914-472-6070 (Media)
PR@papetroleum.com
www.camacenergy.com